SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 17, 2003

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Massachusetts	0-17089	04-2976299
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

Ten Post Office Square, Boston, Massachusetts 02109
(Address of principal executive offices) (Zip code)

(617) 912-1900
(Registrant’s telephone number, including area code)

Item. 5  Other Events

On December 17, 2003, Boston Private Financial Holdings, Inc. (“Boston Private”) completed an offering of 1,500,000 shares of its common stock, par value $1.00 per share (the “Common Shares”) at a public offering price of $24.25.  The offering of the Common Shares was made pursuant to a Prospectus Supplement dated December 11, 2003 relating to the Prospectus dated April 17, 2002 filed with Boston Private’s shelf registration statement on Form S-3 (File No. 333-08523).

The net proceeds to Boston Private from the sale of the Common Shares, after deducting the underwriting discounts and commissions and related issuance costs, were approximately $33.8 million.  Boston Private intends to use the net proceeds to finance a portion of the purchase price of its pending acquisitions of First State Bancorp, an 80% interest in Dalton, Greiner, Hartman, Maher & Co., and a 20% interest in Bingham, Osborn & Scarborough, LLC, as well as for working capital and general corporate purposes, including other acquisitions and strategic transactions.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

(a) Financial Statements of Business Acquired:	Not Applicable

(b) Pro Forma Financial Information:	Not Applicable

(c) Exhibits.

1.1*                          Purchase Agreement, dated December 11, 2003, among Boston Private Financial Holdings, Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O’Neill & Partners, L.P., as representatives of the several Underwriters named in Schedule A thereto.

10.1*                    Forward Sale Agreement, dated December 11, 2003, among Boston Private Financial Holdings, Inc., Merrill Lynch International and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Agent.

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

Date: December 18, 2003	By:	/s/ Walter M. Pressey
Walter M. Pressey
President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

1.1*

Purchase Agreement, dated December 11, 2003, among Boston Private Financial Holdings, Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O’Neill & Partners, L.P., as representatives of the several Underwriters named in Schedule A thereto.

10.1*	Forward Sale Agreement, dated December 11, 2003, among Boston Private Financial Holdings, Inc., Merrill Lynch International and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Agent.

*Filed herewith.